AUTOINFO, INC. AND SUBSIDIARIES

                        Calculation of Earnings Per Share

                                                                      Exhibit 11


                                                          Three Months Ended
                                                      March 31,     February 28,
                                                        1996           1995
                                                    ------------    ------------
Primarily and fully diluted earnings (loss):
 Earnings (loss) from operations applicable
 to common stock:
  From continuing operations                        $   401,549    $   (24,415)
  From discontinued operations                             --          374,865
                                                    -----------    -----------
  Net income                                        $   401,549    $   350,450
                                                    -----------    -----------
Shares:
 Weighed average number of common
  shares outstanding                                  7,777,752      7,255,286
 Add shares issuable from assumed
  exercise of options and warrants                        6,114         93,295
                                                    -----------    -----------
 Weighted average number of common
  shares as adjusted                                  7,773,861      7,348,581
 Primary and fully diluted earnings
  per common share:
  From continuing operations                        $       .05    $      --
  From discontinued operations                             --              .05
                                                    -----------    -----------
  Net income                                        $       .05    $       .05
                                                    -----------    -----------




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